PURCHASE AGREEMENT


       AGREEMENT dated as of June 30, 1997 by and between GW ACQUISITION CORP., a Delaware corporation with its principal office at 1209 Orange Street, Wilmington,
Delaware ("Purchaser") and DAVID W. GOODFELLOW, BRIAN  W.
CLUFF,  HANS GRASS, ROBERT P. PHILLIPS, BARRY W. PACKARD,
JERRY  D.  KNOY  and  ROGER  HACKMAN,  all  residents  of
Illinois (sometimes referred to herein collectively as "Individual Sellers") and DWG L.L.C., an Illinois limited liability company ("DWG"). (The Individual Sellers and
DWG are sometimes referred to herein collectively as "Sellers".)

                        RECITALS

       PFAUTER/MAAG CUTTING TOOLS Limited Partnership  is
an  Illinois  limited partnership with  offices  at  1351
Windsor Road, Loves Park, Illinois 61111 ("PMCT").   PMCT
has  two  general partners:  (i) Pfauter  Cutting  Tools,
Inc. an Illinois corporation with offices at 1351 Windsor
Road,  Loves Park, Illinois 61111 ("PCTI"),  all  of  the
issued and outstanding stock of which is owned by Hermann
Pfauter   GmbH  &  Co.,  a  German  limited   partnership
("Pfauter"), PCTI being the Managing General Partner  and
owning 1/67th of the outstanding partnership interests of
PMCT;  and (ii) DWG which owns 7/67ths of the outstanding
partnership  interests of PMCT.  The  remaining  59/67ths
outstanding  partnership interests of PMCT are  owned  as
follows:   (i) 50/67ths by Pfauter; and (ii)  9/67ths  by
the Individual Sellers collectively; Sellers collectively
owning   16/67ths,  or  approximately  23.88%,   of   the
outstanding partnership interests of PMCT.

       Pursuant  to  an agreement between  Purchaser  and
Gleason  Maschinenfabrik GmbH ("GMG")  and  Gleason-Hurth
Maschinen  und  Werkzeuge  Gmbh  ("GHM"),  affiliates  of
Purchaser, as purchasers, and all the limited partners of
Pfauter,  Purchaser, GMG and GHM have agreed to  purchase
all  of  the  limited  partnership interests  of  Pfauter
("Pfauter  Agreement").   It  is  a  condition   of   the
obligations of Purchaser and GMG and GHM to consummate the acquisition of the Pfauter partnership interests pursuant to the Pfauter Agreement that Purchaser purchase all of the partnership interests of Sellers in PMCT pursuant to this Agreement, consummation of the purchases under the Pfauter Agreement and this Agreement to occur simultaneously, and Sellers wish to sell, and Purchaser wishes to purchase, all of their partnership interests in PMCT, on the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the foregoing,
and   the   representations,  warranties  and   covenants
contained herein, the parties, intending to be legally bound hereby, agree as follows:

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1.    Sale and Purchase

1.1   Sellers shall sell, assign, transfer and deliver to
      Purchaser,   and  Purchaser  shall  purchase   from
      Sellers,   on  the  Closing  Date,  as  hereinafter
      defined, all of Sellers' respective partnership interests in PMCT, both general and limited, and Purchaser shall as of the Closing Date be entitled to all rights, and subject to all obligations, arising from such partnership interests, including without limitation the right to receive profits and the obligation to assume losses, as well as all balances on Sellers' individual accounts with PMCT, but Purchaser will not assume any obligations of Sellers with respect to third parties, including, but not limited to, tax obligations, except for non-tax obligations of PMCT for which DWG is liable in its capacity as a general partner of PMCT.

2.    Consideration

2.1   The  total  purchase price payable by Purchaser  to
      Sellers  for  such  partnership interests  in  PMCT
      shall   be  Nine  Million  Seven  Hundred  Thousand
      Dollars ($9,700,000).

2.1.1 The purchase price shall be allocated among Sellers as indicated in column 3 of Schedule 3.1.2 to this Agreement.

2.2   The  purchase  price is payable  by  way  of  bank-
      guaranteed  check to be delivered  on  the  Closing
      Date.   Said bank guaranteed check shall be payable
      to  and  delivered  to the Sellers'  Representative
      designated  in  Section  11.1  of  this   Agreement
      ("Sellers' Representative"). With the delivery of such bank guaranteed check Purchaser shall have complied with all its obligations with respect to the payment of the purchase price.

2.3 From the purchase price paid to them, each of the Sellers will on the Closing Date pay in full any and all loans to it or him from, or guaranteed by, PMCT, including, without limitation, those listed on Schedule 3.1 22.a.

3. Representations and Warranties of the Seller/Remedies of Purchaser

3.1   Sellers jointly and severally (except for 3.1.2  and
      3.1.3  which  are  made  severally)  represent   and
      warrant  to Purchaser as follows (All references  to
      Schedules in this Section 3 are to the Schedules  to
      the   Disclosure  Letter  dated  the  date  of  this
      Agreement and delivered to Purchaser by the Sellers simultaneously with the execution of this Agreement which, to the extent specifically referenced on such Schedules, will be deemed to include and incorporate by reference matters regarding PMCT disclosed in the corresponding Schedules to the Disclosure Letter delivered to Purchaser and GMG by the limited partners of Pfauter pursuant to the Pfauter Agreement):

3.1.1 The statements in the recitals with respect to PMCT are correct. PMCT is a duly organized validly existing limited partnership under the laws of Illinois with full power to own its properties and conduct its business. It is not licensed to do business in any other jurisdiction and the location

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       of  its assets and nature of its activities does not
       require   that   it   be  licensed   in   any   such
       jurisdiction.   Complete  and  correct   copies   of
       PMCT's  Limited Partnership Agreement  as  presently
       in  force  are  set forth in Schedule  3.1.1.   PMCT
       owns   sixty   percent  (60%)  of  the  issued   and
       outstanding  quotas  of  Mecup  S.r.l.,  a   limited
       liability   company  duly  organized   and   validly
       existing under the laws of Italy ("Mecup").

3.1.2  The  Sellers respectively own the partnership shares
       of   PMCT in the amounts indicated on Schedule 3.1.2
       to this Agreement, free and clear of any liens or encumbrances or any third party rights, except for the pledge of DWG's partnership interest to PMCT as security for the loan from PMCT to DWG referenced in Schedule 3.1.22.a.

3.1.3  The  Sellers' power of disposal of their  respective
       partnership interests in PMCT is not limited in  any
       way except for the requirement of consent hereto  by
       PCTI  as Managing General Partner of the partnership
       pursuant to the PMCT Partnership Agreement,  and  by
       PMCT   as  the  holder  of  a  pledge  of  the   DWG
       partnership interest.

3.1.4  The   partnership  capital  contributions   of   the
       Sellers in PMCT have been fully paid in and, apart from any exceptions set forth in Schedule 3.1.4, have not been repaid in whole or in part.

3.1.5  The financial statements as of December 28, 1996  of
       PMCT  and as of December 31, 1996 of Mecup set forth
       in  Schedule  3.1.5, when taken as  a  part  of  the
       audited   consolidated   financial   statements   of
       Pfauter  for the year ended December 31,  1996  (the
       "Pfauter  Statements"), fairly present the financial
       position and the results of operations for PMCT  and
       Mecup,   when  taken  as  a  part  of  the   Pfauter
       Statements,  with  respect  to  that  date  and  the
       periods covered by those financial statements,  with
       the  exception  of those liabilities  that  are  set
       forth   in   Schedule  3.1.5.  a.   Said   financial
       statements  of PMCT were prepared on  the  basis  of
       the  books  and records of PMCT and, when  taken  as
       part  of  the  Pfauter Statements, were prepared  in
       accordance   with   generally  accepted   accounting
       principles in the United States.

3.1.6 Neither PMCT nor Mecup has paid, or incurred any obligation to pay, and they will not pay or incur any obligation to pay, any legal, accounting or consulting fees or any other costs of the Sellers in connection with the transactions contemplated by this Agreement. With the exception of the events set forth in Schedule 3.1.6, none of the following events has occurred with respect to PMCT or Mecup since December 28, 1996:

       (i) payments of dividends or withdrawals or other transfer of assets of any kind to the Sellers or other partners;

       (ii) transactions outside the ordinary course of business;

       (iii) any  material  changes  in  the  financial
             condition,   assets,  liabilities   or   business
             operations; and to the best knowledge and belief of the Sellers no such material changes are likely to occur;

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       (iv)  substantial  amendments,  supplements   or
             terminations of material agreements to which it is a party;

        (v)  the  grant of any increase in the compensation
             of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice.

3.1.7  With  the  exception  of the  normal  retentions  of
       title and the security rights of banks set forth  in
       Schedule  3.1.7, PMCT and Mecup each  has  good  and
       marketable title to all of its assets listed in  the
       financial  statements pursuant to Section  3.1.5  or
       acquired  since the relevant dates of such financial
       statements   (except  assets   sold   or   otherwise
       disposed of subsequently to such dates in the ordinary course of business), free and clear of any rights of third parties.

3.1.8  Schedule  3.1.8  lists all real  property  owned  by
       PMCT  and all real property and buildings leased  by
       it.   All real properties and the structures thereon
       are   in  satisfactory  condition,  consistent  with
       their   present  use.  None  of  these  plants   and
       structures, or use thereof, contravenes or violates any laws, decrees or orders by a governmental authority in any material respect.

3.1.9  Except as otherwise set forth in Schedule 3.1.9:

       (i)   Neither  PMCT  nor Mecup is  involved  in  any
             court   or  arbitration  proceedings  either   as
             plaintiff or as defendant or any other type of intervening party;

       (ii) No circumstances are known from which can be inferred that PMCT or Mecup is threatened with orders, judgments or decrees of any court or other tribunal ordering or requiring it to take any action of any kind with respect to its business operations or assets.

3.1.10 Within the time and manner prescribed by law or, if
       it   was  not  the  case,  without  negative  legal
       consequences,  PMCT and Mecup has  each  filed  all
       federal,  state  or  local tax returns  and/or  tax
       returns  of foreign countries, provinces and  other
       governing bodies having jurisdiction to levy  taxes
       upon  it including, without limitation, withholding
       tax  returns; Schedule 3.1.10 lists the  last  such
       tax  return  for  each tax filed. Copies  of  these
       documents have been submitted to Purchaser prior to
       the signature of this Agreement. For such period of
       time  up  to the Closing Date for which taxes  will
       become due, such taxes (i) have been paid in  full,
       (ii) are provided for or (iii) will be provided for
       in  the  interim financial statements of  PMCT  and
       Mecup  as  of  the  Closing  Date  prepared  on   a
       consistent basis unless anything to the contrary is stated in Schedule 3.1.10.

       PMCT  has  been determined to be a partnership  for
       United   States   tax   purposes   and   has   been
       consistently  treated as such for  all  matters  of
       United   States  taxation  since  the   time   such
       determination was relevant under United States tax law.

       No  audits of federal, state, local or foreign  tax
       returns of PMCT or Mecup are currently in progress,
       nor  is  any such audit announced.  Schedule 3.1.10
       indicates  the  periods for which tax  audits  have
       been   carried   out   by  the  respective   fiscal
       authorities and the taxes covered by such audits.

       No taxes other than those paid (i) according to the
       tax  returns described or listed pursuant  to  this
       Section  3.1.10  or  (ii)  provided  for   in   the
       financial  statements of PMCT or Mecup pursuant  to
       Section   3.1.5   or   in  the  interim   financial
       statements   as  of  the  Closing  Date   for   the
       respective  period or (iii) set forth  in  Schedule
       3.1.10 shall be payable by PMCT or Mecup for any periods prior to the Closing Date.

3.1.11 To  Sellers' best knowledge, neither  PMCT  nor
       Mecup   is   violating  any  laws  and   regulations
       applicable  to the conduct of its business,  and  it
       is  in  possession of all official permits  material
       to   the   conduct  of  its  business  as  presently
       operated.

3.1.12 To  Sellers'  best knowledge, PMCT  is  insured
       against   all  material  risks  customary  for   the
       business pursuant to the insurance policies set forth in Schedule 3.1.12 and none of such insurance will terminate upon the transfer of the Sellers' partnership interests in PMCT to Purchaser.

3.1.13 Schedule  3.1.13 contains a complete  list  of  all
       officers  and employees of PMCT and Mecup including
       their   position,   salary,   termination   period,
       entrance date and other particularities.

       Schedule 3.1.13 further contains a complete list
       of   all  shop  agreements,  collective  bargaining
       agreements  and  comparable rules  and  regulations
       applicable  to  PMCT  or Mecup,  including  without
       limitation  "employee benefit plans" as defined  in
       Section  3  (3)  of the Employee Retirement  Income
       Security Act of 1974, as amended ("ERISA"), and all
       contributions  required by  law  for  such  benefit
       plans  have  been  timely made, and  there  are  no
       funding  deficiencies for current benefit plans  or
       any liabilities for plans that have been terminated
       or   otherwise  wound  up.  There  have   been   no
       violations  of  ERISA  reporting  requirements  and
       nothing  has occurred with respect to the operation
       of   any   plan  that  would  cause  the  loss   of
       qualification or the imposition of any penalty, tax, or other liability.

       Schedule 3.1.13 further includes a complete list of all pension claims of employees, officers and directors of PMCT or Mecup, and Schedule 3.1.13.a separately sets forth a complete list of all pension claims of any Seller, including the terms and amounts of each such claim.

       Except as set forth in Schedule 3.1.13

       (i)   no  unfair  labor  practice  complaint  is
             pending against PMCT or Mecup before any governmental agency or other judicial or administrative forum, and no labor strike or other labor trouble affecting PMCT or Mecup is pending;

       (ii) no organization or representation question is pending in respect of any employees of PMCT or Mecup; and

       (iii) there is no shop agreement, collective bargaining agreement or similar contract or arrangement with regard to pension rights or profit or turnover participation of employees or similar benefits.

3.1.14 Except as set forth in Schedule 3.1.14 the following is true for PMCT and Mecup for all periods of time prior to the Closing Date:

       (i) no releases of environmentally hazardous substances have occurred except pursuant to an environmental permit or otherwise authorized by applicable environmental laws or regulations;

       (ii) no measures have to be taken in order to comply with obligations under environmental aspects stipulated by laws, decrees or orders by the competent governmental authorities nor have any such measures not been fully performed and completed;

       (iii) there are no pending or threatened claims relating to environmental aspects and, to the best knowledge of the Sellers, there are also no facts or circumstances which reasonably could be expected to form the basis of one or more of such claims;

       (iv) no underground storage tanks (USTs) are currently located at any of the premises, and all prior USTs were properly removed, and any contaminated soil or ground water properly remediated in accordance with all applicable environmental laws, decrees and orders of governmental authorities;

       (v) no asbestos, radon, PCBs or equipment or material containing asbestos, radon or PCBs that are required under current law to be removed or remediated is currently located at any of the premises;

       (vi)  there  are no environmental conditions  at
             any of the premises or any other facts, circumstances or conditions which reasonably could be expected to substantially restrict or prevent the ownership, occupancy, use or transferability of any of the premises within present use;

       (vii) all  of the premises have been operated  in
             compliance  with  all  applicable  environmental
             laws,   decrees   and  orders  by   governmental
             authorities;

       (viii) all environmental permits required  for
              the operation of the premises have been obtained, are in effect, and are being complied with in all respects, upon their present terms with no modifications or required approvals from governmental authorities.

3.1.15 Schedule 3.1.15 lists the names and addresses of every bank and other financial institution in which PMCT maintains an account (whether a checking, savings or other account), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

3.1.16 To Sellers' best knowledge the fixed assets  of
       PMCT   are   in  satisfactory  operating   condition
       subject to ordinary wear and tear.

3.1.17 To  Sellers'  best  knowledge  Schedule  3.1.17
       contains a list of the ten largest customers of PMCT.

       To  Sellers'  best knowledge none of such  customers
       has   given   notice  terminating,   cancelling   or
       threatening to terminate or cancel any contract or relationship with PMCT, and the Sellers are not aware of any material deterioration of any such relationship.

3.1.18 Except as set forth in Schedule 3.1.18, to Sellers' best knowledge none of PMCT's principal suppliers has for the past two fiscal years given notice terminating, cancelling or threatening to terminate or cancel any contract or relationship with PMCT; and the Sellers are not aware of any material deterioration of any such relationship.

3.1.19 No product liability claims are pending or to Sellers' best knowledge threatened to be initiated against PMCT or Mecup.

3.1.20 PMCT  is  owner or licensee of all intellectual
       property   rights  including  intellectual  property
       rights set forth in Schedule 3.1.20 and of the know-
       how  required  to conduct its business.   Except  as
       set   forth   in  Schedule  3.1.20,  no  proceedings
       because of infringement of rights are pending or threatened to be initiated. Schedule 3.1.20 lists all patents, patent applications, trademarks and licenses of any intellectual property owned or licensed by or to PMCT except ordinary hardware and software standard licenses.

3.1.21 To Sellers' best knowledge, except as set forth
       in  Schedule  3.1.21 all contracts or agreements  to
       which  PMCT is a party have been performed  by  PMCT
       pursuant  to  the respective contractual  terms  and
       conditions,    unless    the   non-performance    of
       obligations was justified and with respect  to  none
       of  the  contracts  or  agreements  any  contractual
       violations,  non-performances or  late  performances
       have   occurred  or  have  been  announced  or   are
       reasonably to be expected on the part of PMCT or on the part of the respective contract partner.

       Except as set forth in Schedule 3.1.21 or any other provision of or Schedule to this Agreement, neither
       PMCT nor Mecup is party to any agreement, contract, lease or license

       (i)   which involves payment by it subsequent  to
             the  date of this Agreement or the Closing  Date
             of   more  than  Two  Hundred  Thousand  Dollars
             ($200,000) in any 12-month period; or

       (ii) which has a remaining term of more than twelve (12) months and cannot on or any time after the first anniversary of the Closing Date be terminated by it on ninety (90) or fewer days notice without material penalty to it; or

       (iii) relating to the lease of any material personal property; or

       (iv) restricting its ability to engage in any material line of business.


3.1.22 Schedule   3.1.22  lists   all   loans,   loan
       engagements,   credit   and  overdraft   facilities,
       promissory  notes or other evidence of  indebtedness
       relating  to  the  borrowing or  lending  of  money,
       guarantees  of indebtedness or other obligations  of
       third   parties,  mortgages,  pledges,   grants   of
       security   interest   in  or  pledges   of   assets,
       derivative  transactions or securities of  any  kind
       to  which  PMCT  or Mecup is a party  including  any
       amount     outstanding    and    owed     by     it.
       Schedule 3.1.22.a lists all such loans, promissory notes or other evidence of indebtedness owed by any of Sellers to PMCT or Mecup, or to anyone else and guaranteed by PMCT or Mecup, all of which will be paid by Sellers on the Closing Date.

3.1.23 Neither  PMCT  nor  Mecup  has  any   material
       liabilities or obligations which are not reflected in the financial statements pursuant to Section
       3.1.5 hereof or a Schedule except liabilities or obligations incurred in the ordinary course of business after the relevant date of the financial statements disclosure of which are not required by
       Section 3.

3.1.24 To  Sellers' best knowledge with regard to  all
       accounts   receivable  reflected  in  the  financial
       statements  of  PMCT pursuant to  Section  3.1.5  of
       this  Agreement and those which have arisen  in  the
       ordinary   course   of  business   of   PMCT   since
       December   31,  1996,  there  are  no  reasons   for
       possible loss of any claims in excess of the usual bad debt reserve.

3.1.25 The  value at which the inventory  of  PMCT  is
       shown  in  the  financial  statements  pursuant   to
       Section   3.1.5  reflects  the  inventory  valuation
       policy utilized by PMCT and is in accordance with generally accepted accounting principles in the United States consistently applied.

       PMCT does not hold any items of inventory on consignment.

3.1.26 The Sellers have disclosed any information which
       they  must  consider  as  being  relevant  for   the
       decision of Purchaser to enter into this Agreement at all or at the terms and conditions provided for herein.

3.1.27 Whenever the term "best knowledge" is  used  in
       connection  with  any  of  the  Sellers'   foregoing
       warranties in this Section 3.1 such term  shall  not
       be  limited  to  the  knowledge of  the  Sellers  of
       certain   circumstances  relating  to   a   specific
       warranty  but shall include the knowledge  of  PMCT,
       as   well  as  that  of  its  directors  and  senior
       executives.

3.1.28 With the exception of the representations and warranties set forth in Sections 3.1.1 through
       3.1.27 above, the Sellers make no representations and warranties.

3.2    With  regard  to  Purchaser's  claims  in  case   of
       misrepresentations and breach of warranties by the Sellers the following shall apply:

3.2.1  SELLERS'   representations  and  warranties   shall,
       notwithstanding  any  investigation  by   Purchaser,
       survive   the  Closing.   If  any  of  the  Sellers'
       representations  and  warranties  in   Section   3.1
       hereof  is totally or partially incorrect, Purchaser
       shall  promptly  upon becoming aware thereof  notify
       the  Sellers'  Representative of such  incorrectness
       and  request  to be placed in the position  that  it
       would  have  been  in,  had the  representation  and
       warranty  been correct.  If, after a period  of  six
       (6)  weeks  after  receipt of such notification  the
       Sellers have not done so, they shall be jointly  and
       severally  liable  for  any  damages  (which   shall
       include any losses, liabilities, obligations,  costs
       and  expenses, including reasonable attorneys' fees)
       incurred by the Purchaser as a result of such  total
       or  partial  incorrectness, it being understood  and
       agreed   that   Sellers'  aggregate   liability   to
       Purchaser  for any misrepresentations  and  breaches
       of   warranties  (except  those  in  Sections  3.1.2
       through  3.1.4)  pursuant to  Section  3.2.1  hereof
       shall  be  limited to 23.88% of the total amount  of
       damages    incurred    by    Purchaser    (including
       Purchaser's    costs,   expenses   and    reasonable
       attorneys' fees), with Purchaser having a  right  to
       proceed   against  the  Sellers  under  the  Pfauter
       Agreement  for  the remaining 76.12%  of  the  total
       further  provided, that with respect  to  claims  by
       the   Purchaser   based  on  misrepresentations   or
       incorrect  warranties relating  to  MECUP,  Sellers'
       aggregate liability pursuant to Section 3.2.1  shall
       be  limited to 14.33% (i.e., 23.88% of 60%)  of  the
       total  amount  of damages incurred by the  Purchaser
       (including    Purchaser's   costs,   expenses    and
       reasonable attorneys' fees).  However the  Purchaser
       is  not entitled to be reimbursed to the extent  the
       Purchaser,  for  the purpose of preserving  customer
       relationships, intentionally fails to  make  a  good
       faith  reasonable effort to resolve claims vis-a-vis
       third   parties,  the  fulfillment  of  which  would
       reasonably  be  expected  to  eliminate  or   reduce
       claims  against  the  Sellers for misrepresentations
       and  breaches of warranty; provided, however, in  no
       event  shall  good faith reasonable efforts  require
       Purchaser   to   threaten  or  commence   litigation
       against  a third party.  However Purchaser's failure
       to  litigate will not limit the right of Sellers  in
       a  proceeding pursuant to Section 3.2.4  to  attempt
       to  establish that the claim was a valid  one.   The
       above  claims of the Purchaser do not require  fault
       on  the  part  of the Sellers.  Any  claims  by  the
       Purchaser  for  misrepresentations and  breaches  of
       warranty  other  than those provided  in  Section  3
       hereof shall be excluded.

3.2.2  Purchaser   shall  be  entitled  to  indemnification
       pursuant  to Section 3.2.1 hereof only if the  total
       damages  suffered  or  incurred  by  it  exceed  One
       Hundred  Thousand  Dollars ($100,000)  (except  that
       for  breaches of the representations and  warranties
       contained  in  Sections 3.1.2, 3.1.3 and  3.1.4,  it
       will  be entitled to indemnification without  regard
       to  whether that figure is exceeded), and  shall  in
       that  event be entitled to indemnification  for  all
       such  damages,  limited, however, to  Section  3.2.3
       and 3.2.4.

3.2.3  The  aggregate  amount for which Purchaser  will  be
       entitled to indemnification for damages suffered  or
       incurred  as  a  result  of  misrepresentsions   and
       breaches  of  warranties pursuant to  Section  3.2.1
       hereof   shall   not  exceed  Seven  Hundred   Fifty
       Thousand  Dollars  ($750,000).   As  used   in   the
       preceding  sentence, "aggregate" shall be deemed  to
       mean  the  aggregate of all damages for breaches  of
       warranties  (including Purchaser's  costs,  expenses
       and  reasonable  attorneys'  fees  referred  to   in
       Section 3.2.1 above) recoverable against all of the Sellers together.

3.2.4  Any    claims    by   the   Purchaser    based    on
       misrepresentations  and  breaches   of   warranties,
       (i)  the validity of which has not been acknowledged
       by  Sellers'  Representative or (ii) which  has  not
       been  asserted  within a period of either  (A)   two
       (2)  years  after the Closing Date or  (B)  two  (2)
       months after Purchaser's last notice of claim  prior
       to   the   expiration  of  such   two-year   period,
       whichever is later, by initiating litigation shall be excluded.

3.2.5  The  limitations  of  Sections 3.2.1  through  3.2.3
       above are not applicable to incorrectness regarding the warranties in Sections 3.1.2 through 3.1.4.

4.     Warranties  and  Obligations  of  the  Purchaser   /
       Remedies of the Sellers

4.1 Purchaser represents and warrants to the Sellers as follows:

4.1.1  Purchaser  is  a  corporation  duly  organized   and
       validly  existing under the laws  of  the  State  of
       Delaware.  The  Purchaser and  its   representatives
       have all the requisite power and authority to enter into this Agreement.

4.1.2  Purchaser is not a party to, subject to or bound  by
       any agreement or judgment or decree of any court  or
       governmental  authority  which  would  prevent   the
       execution  or  performance  of  this  Agreement   by
       Purchaser  or  the  acceptance  of  the   sale   and
       assignment   of   the  PMCT  partnership   interests
       pursuant to the terms of this Agreement.

4.1.3  With  the  exception  of  the  representations   and
       warranties set forth in Sections 4.1.1 and 4.1.2, Purchaser makes no representations and warranties.

4.2    If    any   of   Purchaser's   representations   and
       warranties  in  Section 4.1 hereof  are  totally  or
       partially  incorrect,  the  Sellers  shall  promptly
       notify   Purchaser   of   such   incorrectness   and
       Purchaser  shall indemnify Sellers for  any  damages
       incurred  by the Sellers as a result of  such  total
       or   partial  incorrectness,  subject  to  the  same
       limitations  and procedures specified  with  respect
       to   indemnification  by  Sellers  of  Purchaser  in
       Sections 3.2.1 through 3.2.4.

4.3 Purchaser assumes the following obligations vis-a-vis the Seller:

4.3.1  Purchaser   shall   keep   Sellers'   Representative
       informed   without  undue  delay  of  all   material
       developments  regarding  all  judicial  and   extra-
       judicial disputes which arise or continue after  the
       Closing  Date  so  far as these  affect  Purchaser's
       claims  vis-a-vis the Sellers pursuant to Section  3
       of this Agreement.

4.3.2  If  Purchaser notifies Sellers' Representative  that
       it  has  decided not to defend or prosecute a  claim
       pursuant    to    Section   4.3.1,   the    Sellers'
       Representative   may   assume   the    defense    or
       prosecution  of  such dispute,  in  conjunction,  if
       they    wish    to   participate,   with    Sellers'
       Representatives  under the Pfauter  Agreement.   The
       costs  of such defense or prosecution shall be  paid
       by  Sellers, or shared proportionately by them  with
       Sellers'  Representatives designated in the  Pfauter
       Agreement  ("Pfauter  Sellers' Representatives")  if
       they  participate  in such defense  or  prosecution.
       If   the   defense  or  prosecution  is  successful,
       Purchaser shall, provided Sellers' Representative and the Pfauter Sellers' Representatives use the same attorney, pay the reasonable costs of such defense or prosecution which are not otherwise reimbursed; not, however, to exceed 50% of (i) the recovery against a third party or (ii) the amount claimed by an unsuccessful third party.

4.3.3  Although  the Sellers shall be responsible  for  the
       filing  of their tax returns with respect  to  their
       PMCT  partnership  interests  which  relate  to  the
       assessment period between December 29, 1996 and  the
       Closing Date, Purchaser shall assist the Sellers  in
       the  preparation of these tax returns if and to  the
       extent   that  material  and  information   relating
       hereto  is available at PMCT.  The reporting related
       to   the   redemption  of  certain  PMCT-Partnership
       interests  in  May of 1996 shall be decided  jointly
       by     the    parties    hereto.     In    addition,
       notwithstanding Section 9.2(b) of the  PMCT  Limited
       Partnership  Agreement, the parties agree  that  the
       Sellers'  distributive  share  of  PMCT's  items  of
       income, gain, loss and deductions for 1997 for  U.S.
       federal  income  tax  purposes shall  be  calculated
       based   on  the  results  of  an  ordinary  internal
       closing of the books of PMCT as of the close of business on the Closing Date and not through any proration of such items for the entire taxable year.

5.     Non-Compete; Confidentiality

5.1    Each  of  the  Individual Sellers  severally  agrees
       that   he   will   comply  with  any  noncompetition
       covenant  and confidentiality covenant contained  in
       his    employment    agreement    set    forth    in
       Exhibit 9.1.1.

6.     Closing Date / Allocation of Results

6.1    The  Closing shall occur on the Closing  Date  which
       shall  be  the first day of the month following  the
       fulfilment,   or   waiver  by  Purchaser,   of   all
       conditions precedent pursuant to Section  9  hereof,
       or   such  other  date  as  Purchaser  and  Sellers'
       Representative shall agree.

6.2    The  Sellers shall be entitled to the share  of  the
       results  for  the year ended December 28,  1996  and
       the   period  between  December  29,  1996  and  the
       Closing  Date to which they are entitled  by  reason
       of  the partnership interests in PMCT owned by them.
       For  the  latter period interim financial statements
       shall  be  jointly prepared by the  parties  hereto,
       and  those  to  the Pfauter Agreement  in  a  manner
       consistent   with  prior  periods,   in   order   to
       ascertain the results of PMCT's operations.

       Notwithstanding the foregoing the Sellers,  however,
       shall  only  be  entitled to distributions  for  the
       year  ended December 28, 1996 and the period between
       December  29,  1996  and the  Closing  Date  to  the
       extent  that such distributions are permitted  under
       PMCT's   Limited  Partnership  Agreement   (Schedule
       3.1.1),   which   it  is  agreed  for   the   period
       commencing March 31, 1997 and ending on the  Closing
       Date shall be sixty-five percent (65%) of their share of PMCT's income as reflected in the interim financial statements for such period specified in
       Section   3.1.10.   Payment  of  such  distributions
       shall be made within thirty (30) business days after the Closing Date. No other distributions or payments irrespective of their legal nature shall be due from PMCT to the Sellers, except as provided in Section 6.3.

6.3    In  addition  to  such  distributions  described  in
       Section 6.2 above, Purchaser agrees to cause PMCT to pay, (i) within five (5) business days of the Closing Date, bonuses to the employees of American
       Pfauter L.P. named in Schedule 6.3 in the amounts set forth on Schedule 6.3 and (ii) within five (5) business days of the Closing Date, bonuses to the employees of PMCT named in Schedule 6.3 in seventy five percent (75%) of the amounts determined in accordance with Schedule 6.3, with the remaining twenty five percent (25%) to be paid within thirty
       (30) business days of the Closing Date; in each case paid in respect of the period from January 1, 1997 through the Closing Date.


7.     Intentionally left blank

8.       Closing

8.1      At the Closing

8.1.1    Sellers shall deliver to Purchaser:

8.1.1.1  The certificate specified in Section 9.2.1.

8.1.1.2 Assignments of the PMCT partnership interest of each Seller.

8.1.1.3 Resolutions of PCTI consenting to such assignments.

8.1.1.4  Resolutions of DWG approving this Agreement.

8.1.2 Purchaser shall deliver to Sellers' Representative the checks specified in Section 2.2.

8.1.3    Sellers   shall   pay  in  full   all   indebtedness
         specified in Section 2.3.


9.      Conditions Precedent

9.1 The obligation of the parties to consummate the Closing shall be subject to satisfaction, or waiver by them, on or prior to the Closing Date of the following conditions:

9.1.1 Purchaser and the Individual Sellers shall have entered into employment agreements in the forms attached as Exhibit 9.1.1.

9.1.2 The closing of the Pfauter Agreement shall occur simultaneously with the closing of this Agreement.

9.2     The   obligation  of  Purchaser  to  consummate  the
        Closing shall be subject to satisfaction, or waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

9.2.1   The  representations  and  warranties  contained  in
        Section 3.1 shall be true in all material respects on the Closing Date, except for changes contemplated by this Agreement, and Sellers shall deliver to Purchaser a certificate to that effect signed on their behalf by Sellers' Representative.

9.2.2   The  consents  to the sale to Purchaser  of  Sellers
        partnership  interests specified  in  Section  3.1.3
        shall have been obtained.

9.3 The obligation of the Sellers to consummate the Closing shall be subject to satisfaction, or waiver by the Sellers, on or prior to the Closing date of the following conditions:

9.3.1 Pfauter shall have delivered releases to Sellers reasonably satisfactory to them, releasing them from any claims arising out of the acquisition by DWG from Maag Cutting Tools, Inc. as of May 1996 of its partnership interest in PMCT.

9.4 Should any of the forementioned conditions precedent not be fulfilled, or be waived by Purchaser and/or Sellers, as the case may be, by July 31, 1997 then each party hereto shall be entitled, subject to the provisions relating to costs pursuant to Section 10 hereof , to cancel this Agreement by written notice to the other party.

10.     Costs

10.1 The transfer costs of this Agreement, i.e., publication costs and transfer filing fees (but excluding the fees of any advisors) or any real estate transfer tax that become due as a result of this Agreement shall be paid by Purchaser.

10.2 Sellers and Purchaser, respectively, shall bear their own legal, accounting and consulting fees and any other costs incurred by them in connection with this Agreement.


11.     Concluding Provisions

11.1 All notices and other communications required or permitted hereunder shall be made in writing to the following representatives of the parties hereto:

        For the Sellers:

           David W. Goodfellow
           Pfauter-Maag Cutting Tools
           1351 Windsor Road
           Loves Park, Illinois  61111

        For the Purchaser:

                                          with copy to:

           Ralph E. Harper                Julian W. Atwater
           Gleason Corporation            Nixon, Hargrave, Devans &
           P.O. Box 22970                 Doyle llp
           1000 University Avenue         Clinton Square
           Rochester, NY 14692            P.O. Box 1051
                                          Rochester, NY, 14603

        or to such other addresses as any of the foregoing may have designated.

11.2 Unless specifically provided for in other provisions hereof, the parties hereto shall cooperate in good faith in order to consummate this Agreement and take all actions and render all statements that are necessary therefor.

11.3 This Agreement including all Exhibits and Schedules mentioned herein supersedes any other written and/or oral agreement that may have been made or entered into by the Purchaser and the Sellers prior to the execution of this Agreement relating to the matters contemplated herein. The Exhibits and Schedules consitute an integral part of this Agreement, and this Agreement and such Exhibits and Schedules constitutes the entire agreement by and between the parties hereto. Any amendment to this Agreement must be made in writing and signed by the parties, or their authorized representatives in order to be valid. This requirement shall also apply to the waiver of this written form requirement.

11.4    The  parties  hereto  shall treat  any  confidential
        information disclosed in the course of the negotiations of this Agreement as confidential whereby the term "confidential information" shall cover all facts and circumstances which are not publicly known, in particular trade and business secrets.

        The parties shall not disclose the terms of this Agreement, in particular the purchase price stipulated herein to any third party that is not entitled to receive such information. Such disclosure may however be made to any direct or indirect shareholder of Purchaser or to any third party providing any financing to or investment in the Purchaser or their affiliates and related parties, or to any professional advisors.

        Purchaser shall have the right to release and file any information required by law.

        The confidentiality agreement dated September 20, 1996 between Pfauter and Gleason Corporation shall remain in full force and effect until the Closing
        Date.

11.5 If any provision of this Agreement is or becomes invalid, this shall not affect the validity of the other provisions of this Agreement. The parties hereto shall replace the invalid provision by such valid provision which comes closest to its economic purpose. The same shall apply to any gaps in this Agreement necessary to carry out the intentions of the parties hereto.

11.6    This Agreement shall be governed by the laws of  New
        York without regard to its principles of conflict of laws.

11.7 This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and assigns.

                               GW ACQUISITION CORP.


                               By   /s/ David J. Burns
                               Name     David J. Burns
                               Its      President



                               SELLERS:


                               /s/ David w. Goodfellow
                                   David W. Goodfellow


                               /s/ Brian W. Cluff
                                   Brian W. Cluff


                               /s/ Hans Grass
                                   Hans Grass


                               /s/ Robert P. Phillips
                                   Robert P. Phillips


                               /s/ Barry W. Packard
                                   Barry W. Packard


                               /s/ Jerry D. Knoy
                                   Jerry D. Knoy


                               /s/ Roger Hackman
                                   Roger Hackman



                               DWG L.L.C.


                               By  /s/  David W. Goodfellow
                               Name     David W. Goodfellow
                               Its      Sole Manager

                Exhibits and Schedules to Agreement

     The following exhibits and schedules to the Agreement are not filed herwith, but the Company will furnish supplementally a copy of any such omitted exhibit or schedule to the Commission upon request:

           Schedule 3.1.1 PMCT's Limited Partnership Agreement as presently in force

           Schedule 3.1.2      Sellers' percentage ownership of PMCT

           Schedule 3.1.5      PMCT financial statements

           Schedule 3.1.5a     Other liabilities

           Schedule 3.1.6 Transactions outside the ordinary course of business

           Schedule 3.1.7      Security interests

           Schedule 3.1.8      Real property

           Schedule 3.1.9(i)   Legal proceedings

           Schedule 3.1.10     Tax status

           Schedule 3.1.12     Insurance summaries

           Schedule 3.1.13 Employment benefit plans and employee and pensio information

           Schedule 3.1.13(i)  Legal proceedings

           Schedule 3.1.14     Environmental matters

           Schedule 3.1.15     Bank accounts, boxes and signatories

           Schedule 3.1.16     Fixed asset operating condition

           Schedule 3.1.17     Largest customers

           Schedule 3.1.20     Intellectual property

           Schedule 3.1.21     Major contracts and leases

           Schedule 3.1.22     Loan and other credit arrangements

           Schedule 3.1.23     Undisclosed liabilities

           Schedule 3.1.22     Loan and other credit arrangements

           Schedule 3.1.23     Undisclosed liabilities

           Schedule 6.3        Bonuses

           Exhibit 9.1.1       Employment Agreements